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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)                 March 30, 2007



                              HAROLD'S STORES, INC.
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             (Exact name of registrant as specified in its charter)


          Oklahoma                      1-10892                  73-1308796
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(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)

           5919 Maple Avenue
               Dallas, TX                                           75235
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(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code:            (214) 366-0600



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         (Former name or former address, if changed since last report.)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On March 30, 2007, RonHow LLC ("RonHow" or the "Lender"), which is owned by Ronald de Waal and W. Howard Lester, agreed to advance to the Company an additional $2 million ("Additional Advance") pursuant to the terms of the existing Subordinated Loan Agreement ("Loan Agreement") between the Company and RonHow dated August 31, 2006, bringing the total loan balance outstanding to $9 million (the "Loan"). The Additional Advance was made on April 3, 2007. The Loan is repayable in accordance with the original terms of the Loan Agreement at maturity on May 31, 2010 with interest payable monthly at the rate of 13.5% per year. The additional $2 million will be used for working capital. The Company agreed to seek the approval of the Company's senior lender, Wells Fargo Retail Finance II, LLC ("WFRF") to permit an increase in the interest rate on the Additional Advance to 18% retroactively to the date of the advance and to increase the amount of the Loan to $12 million plus the amount of any interest converted into principal in accordance with the existing terms of the Loan. The Company and RonHow also agreed that:

         o RonHow will advance an additional $1 million (the "Scheduled Additional Advance") on the Loan on or before April 30, 2007 which will also accrue interest at 18% subject to WFRF approval.

         o RonHow will agree to defer $1 million in cash interest payments on all of the outstanding principal of the Loan, which will be added to the principal of the Loan as permitted under the existing terms and be payable at maturity.

         o On or before April 30, 2007, RonHow will convert $2 million of the existing Loan bearing interest at 13.5% into a new series of preferred stock with $2 million of stated value, 2007-A Senior Preferred Stock.

         o The Additional Advance and the Scheduled Additional Advance will be convertible at RonHow's option into $3 million of stated value of another new series of preferred stock, 2007-B Senior Preferred Stock.

     Dividends on the new preferred stocks will accrue for the Series 2007-A at 13.5% of stated value and for the Series 2007-B at 18.0% of stated value, in each case in the same manner as the Company's authorized Series 2006-B. RonHow will have the option to elect whether each quarterly dividend is cumulated or paid in cash or additional shares ("PIK"), or a combination of cash and PIK shares. The shares will be initially convertible into common stock at conversion price of 66.667% of the trailing 20 day average market price (as defined in the certificates of designation for each Series in a manner the same as the 2006-B Preferred Stock) of the Company's common stock at the time of issuance. For PIK shares issued in lieu of cash dividends, the conversion price will be 66.667% of the trailing 20 day average market price at time of payment of such PIK shares. The Series 2007-A and Series 2007-B Senior Preferred Stock will have equal priority, but will have priority over all other equity securities of the Company, including other series of preferred stock outstanding, as to dividends and proceeds upon liquidation, and will have voting and other rights substantially identical to the existing Series 2006-B Preferred Stock, including voting rights on an as-converted basis.

     Under the terms of an existing voting agreement between Inter-Him, N.V. (an entity controlled by Mr. de Waal), Mr. Lester and Becky Casey (a former officer and director of the

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Company and a member of the Powell family), Inter-Him and
Mr. Lester agree to vote their shares and the shares of any affiliate, including RonHow, in favor of a director designated by Ms. Casey so long as the Powell family owns on a fully-diluted basis, assuming full conversion of all shares of preferred stock outstanding, at least 10% of the common stock of the Company. It is anticipated that the issuance of the Series 2007-A Preferred Stock will result in the Powell family's ownership falling below this 10% threshold which will result in the termination of Ms. Casey's rights under this voting agreement. Accordingly, Ms. Casey will no longer have the right to designate a director following the issuance of the 2007-A Preferred as described above.



ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

     See Item 1.01 above.



ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     See the Index to Exhibits included with this Report for the exhibits filed as a part of this report.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    HAROLD'S STORES, INC.

Date: April 4, 2007                 By: /s/ Jodi L. Taylor
                                        --------------------------
                                        Jodi L. Taylor, Chief Financial Officer


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                                INDEX TO EXHIBITS

10.1 Letter Agreement dated March 30, 2007 by and between RonHow, LLC and Harold's Stores, Inc.


























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